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                                                                    Exhibit 99.1


                                                               September 8, 1997


Mr. S. M. Crum
21 Pheasant Run
Kinnelon, NJ 07405

Dear Steve:

This letter is provided in order to induce you to continue working for Cytec following your resignation, at your request, during the fourth quarter of 1997 as a corporate officer of Cytec Industries Inc. and as a member of the Executive Committee and the Cytec Leadership Team.

You will be designated a "vice president" by the Executive Committee but will not be considered a corporate officer. You will be providing general operational assistance to the Company with particular emphasis on mergers and acquisitions and report to the CEO. You will also serve on the boards of some of the Company's joint ventures and be available for other duties of an executive nature. It is understood that following your resignation as a corporate officer that your work schedule will be less than full-time and that the actual schedule will be determined between you and the CEO.

The Company will provide the following, subject to your continuing compliance with the confidentiality and other provisions of your employment agreement.

o    Base Salary and ICP

You will remain an employee through December 31, 2000. Your current salary of $272,000 will not be reduced, and you will continue at not less than this base salary through December 31, 2000. You will continue to be eligible for incentive compensation at a target level of 41% of the mid-point of salary level 22. Your incentive compensation payments (which will continue through calendar year 2000) will be determined consistent with the formula applied to corporate officers.

o    Stock Options

You will not receive further stock option grants. As a result of your continued employment, all of your current options will have vested (by December, 2000) under the terms of the respective grants.



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Mr. S. M. Crum
September 8, 1997
Page 2


o    Performance Stock/Performance Cash

You will not receive additional grants of Performance Stock/Performance Cash, but awards previously made to you for the 1997, 1998, and 1999 performance periods will not be reduced by reason of your changed responsibilities and will be subject to vesting as provided in the award agreements for the respective performance periods.

o    Income Continuity

Since your change in responsibilities would be voluntary and deemed not to be "Good Reason" under the definition in the Executive Income Continuity Plan, the change would not entitle you to terminate employment with an income continuity benefit. Nevertheless, this does not affect your ability to receive an income continuity benefit following any "Change in Control."

o    Directors' and Officers' Insurance

In your continued responsibilities as a Board member for Cytec subsidiaries or joint ventures, you would continue to be included in the Company's directors' and officers' liability coverage.

o    Excess Long Term Disability

Your current coverage will be maintained and will be paid for by you through payroll deduction while you remain an employee.

o    Excess Liability Insurance

Personal Excess Liability Insurance will continue, with the same coverage limits, while you remain an employee until December, 2000. The limit of coverage is $5,000,000.

o    Tax Preparation and Financial Counseling

You will continue with the Ayco financial counseling and tax preparation services through December, 2000, including preparation of your tax returns for the year 2000.

o    Security Service

The Company will continue to provide security services through December 31, 2000.



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Mr. S. M. Crum
September 8, 1997
Page 3


o    Country Club Membership

You will retain for business purposes membership in the Fiddler's Elbow Country Club through December 31, 2000.

o    Limousine Services

You will continue for business purposes to have access to the Company limousine through December 31, 2000.

I am sending you a separate letter covering items which you are automatically entitled to as an employee of Cytec.


                                                       Sincerely,



                                                       /s/ J. W. Hirsch
                                                       ----------------
                                                           J. W. Hirsch




       /s/ S. M. Crum
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           S. M. Crum




          9/8/97
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         Date



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